GENERAL CONVEYANCE, TRANSFER, ASSIGNMENT AND BILL OF SALE

This GENERAL CONVEYANCE,TRANSFER, ASSIGNMENT AND BILL OF SALE( this "Bill of Sale") effective as of August 30, 2010, by and among IDLE MEDIA, LLC, a Pennsylvania Limited Liability Corporation ("Seller"), and IDLE MEDIA, INC., a Nevada corporation ("Buyer")

WHEREAS, Seller owns and operates three Internet properties: www.PrisonBlock.com, www.ChixR.Us and www.tweetvibe.com (collectively referred to hereinafter as the "Business");

WHEREAS, the Businesses consists of various Uniform Resource Locators (“URLs”), source codes, domain names and other technologies and information necessary to operate the IP, (collectively the "Assets") and desires to sell the Assets (as set forth in Paragraph 1, herein) upon the terms and conditions hereinafter stated;

WHEREAS, in order to effectuate the sale and purchase of the Assets as aforesaid, Seller is executing and delivering this Assignment and Buyer is delivering consideration as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby acts and agrees, as follows:

1.           Conveyance of Assets.  Subject to Paragraphs 2 and 3 hereof, the Seller hereby SELLS, CONVEYS, TRANSFERS, ASSIGNS AND DELIVERS unto Buyer and its successors and assigns, forever, all the assets, rights, and properties described in the following clauses (a) through (j) (the Assets).

(a)           License and Permits.  All right, title and interest of Seller in, to and under all licenses, permits, authorizations and other rights of every kind and character relating to the Business under any federal, state or local statute, ordinance or regulation.

(b)           Intangible Assets.  All right, title and interest of Seller in, to an under all URLs, trademarks, technology, source code, domain name registrations, know-how, data, copyrights, tradenames, servicemarks, licenses, covenants by others not to compete, rights and privileges used in the Business and the goodwill associated with the Business in connection with which the marks are used.

(c)           Goodwill.  The goodwill and going concern value of Seller's interest in the Business.

(d)           Contracts and Leases.  All right, title and interest of Seller in, to and under all contracts, leases and agreements to which it is a party or beneficiary (the "Assigned Contracts").

(e)           Accounts.  All accounts receivable of the Business in respect of goods sold or leased and services rendered after July 31, 2010, and all other rights of Seller to payment for goods sold or leased or for services rendered after July 31, 2010, in connection with the Business, including without limitation those which are not evidenced by instruments or invoices, whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account; together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of Seller with respect to any of the foregoing. In addition, all accounts receivable that are Medicare co-payment receivables which are reported on the next cost report for the Business, as prepared by Buyer after the Closing Date, shall be included as Assets hereunder.

(f)           Books and Records. All of Seller's books, records, papers, and instruments of wherever located that relate to the Business or the Assets or which are required or necessary in order for Buyer to conduct the Business from and after the Closing Date in the manner in which it is presently being conducted, including, without limitation, accounting and financial records, personnel and labor records, sales records, tax returns, customer data, and supplier data.

(g)           Name.  The names "Prison Block,” “Chixr.us,” “Tweetvibe" and any and all variations thereupon.

(h)           Prepaid Expenses, Cash, Insurance. All prepaid expenses and deposits relating to the Assets, all cash of Seller and all rights and benefits provided under Seller's insurance policies.

2.           Consideration.  As consideration for the Assets, Buyer herewith delivers to Seller, immediately upon closing, cash in the aggregate amount of $45,000, in lawful money of the United States of America and in immediately available funds, allocated as follows:

WEB PROPERTY	CASH AMOUNT PAID

Prison Block	$ 40,000
Chixr.us	$ 4,000
Tweetvibe	$ 1,000

3.           Assumption of Buyer.  Buyer hereby agrees to assume and make all payments which become due from, and to perform all covenants and conditions which are to be performed by, Seller under any of the Assigned Contracts from and after the Closing Date.

4.           Counterparts.  This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one assignment.

5.           Further Assurances.  From time to time, as and when requested by Buyer, Seller shall execute and deliver or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to carry out the purposes of this Agreement.

6.           Controlling Agreement.  It is contemplated that Seller may, at any time or from time to time, execute, acknowledge and deliver one or more separate instruments of assignment and conveyance relating to certain of the Assets. No such separate instrument of assignment or conveyance shall limit the scope and effect of this Assignment. In the event that any conflict or ambiguity exists as between this Assignment and any such separate instrument of assignment, the terms and provisions of this Agreement shall govern and be controlling.

7.           Governing Law.  The validity of this Assignment shall be governed by and construed in accordance with the laws of the State of Nevada, excluding any conflicts-of-law rule or principle which might refer to another jurisdiction.

8.           Successors and Assigns.  This Assignment shall bind Seller and its successors and assigns and inure to the benefit of Buyer and its successors and assigns.

9.           Descriptive Headings.  The descriptive headings of the several Paragraphs, subparagraphs and clauses of this Assignment were inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

BUYER

IDLE MEDIA, INC.

Sign:	/s/ Kyle P. Reilly
Print:	Kyle P. Reilly
Position:	Secretary

SELLER

IDLE MEDIA, LLC

Sign:	/s/ Marcus Frasier
Print:	Marcus Frasier
Position:	Managing Member